                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                            Alleghany Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             ALLEGHANY CORPORATION
                                375 PARK AVENUE
                            NEW YORK, NEW YORK 10152
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    APRIL 25, 1997 AT 2:00 P.M., LOCAL TIME
                               ------------------

                            THE CHASE MANHATTAN BANK
                                270 PARK AVENUE
                             ELEVENTH FLOOR, ROOM C
                               NEW YORK, NEW YORK

     Notice is hereby given that the 1997 Annual Meeting of Stockholders of Alleghany Corporation (the "Company") will be held at The Chase Manhattan Bank, 270 Park Avenue, Eleventh Floor, Room C, New York, New York, on Friday, April 25, 1997 at 2:00 p.m., local time, for the following purposes:

          1. To elect one director for a term expiring in 1998 and three directors for terms expiring in 2000.

          2. To consider and take action upon a proposal to ratify the selection of KPMG Peat Marwick LLP, independent certified public accountants, as auditors for the Company for the year 1997.

          3. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

     Holders of common stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above.

     The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on March 3, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     You are cordially invited to be present. Stockholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted, proxies are revocable by written notice to the Secretary of the Company or by voting at the meeting in person.

                                        By order of the Board of Directors

                                                  ROBERT M. HART
                                      Senior Vice President, General Counsel
                                                   and Secretary

March 24, 1997                                                            (LOGO)

                             ALLEGHANY CORPORATION
                                375 PARK AVENUE
                            NEW YORK, NEW YORK 10152

                                PROXY STATEMENT

                               ------------------

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 25, 1997

                               ------------------

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alleghany Corporation (the "Company") from holders of the Company's outstanding shares of common stock ("Common Stock") entitled to vote at the 1997 Annual Meeting of Stockholders of the Company (and at any and all adjournments thereof) for the purposes referred to below and set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are being mailed to stockholders on or about March 24, 1997.

     The Board of Directors has fixed the close of business on March 3, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, said meeting. Holders of Common Stock are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 1997 Annual Meeting.

     On March 3, 1997, there were outstanding and entitled to vote 7,106,605 shares of Common Stock. The number of shares of Common Stock as of March 3, 1997, and the share ownership information provided elsewhere herein, do not include shares to be issued by the Company in respect of the dividend of one share of Common Stock for every 50 shares of Common Stock outstanding, to be paid by the Company on April 25, 1997 to stockholders of record at the close of business on April 1, 1997.

                             PRINCIPAL STOCKHOLDERS

     As of March 3, 1997, approximately 36.1 percent* of the Company's outstanding Common Stock was believed to be beneficially owned by F.M. Kirby, Allan P. Kirby, Jr., their sister, Grace Kirby Culbertson, and the estate, or one or more beneficiaries, of Ann Kirby Kirby, the sister of Messrs. Kirby and Mrs. Culbertson, primarily through a number of family trusts.
---------------
* See Note (4) on page 3.

     The following table sets forth the beneficial ownership of Common Stock as of March 3, 1997 of certain persons believed by the Company to be the beneficial owners of more than five percent of such class of securities.

                                     AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                        -------------------------------------------------------------------
                          SOLE VOTING          SHARED VOTING
    NAME AND ADDRESS     POWER AND SOLE     POWER AND/OR SHARED                    PERCENT
  OF BENEFICIAL OWNER   INVESTMENT POWER     INVESTMENT POWER        TOTAL         OF CLASS
----------------------------------------    -------------------     --------       --------
F.M. Kirby..............      287,603              617,384           904,987(1)       12.7
  17 DeHart Street
  P.O. Box 151
  Morristown, NJ 07963
Allan P. Kirby, Jr. ....      562,394                   --           562,394(2)        7.9
  14 E. Main Street
  P.O. Box 90
  Mendham, NJ 07945
Grace Kirby
  Culbertson............      138,317              251,287           389,604(3)        5.5
  Blue Mill Road
  Morristown, NJ 07960
Estate of Ann Kirby
  Kirby.................      317,881              392,786           710,667(4)       10.0
  c/o Carter, Ledyard &
  Milburn
  2 Wall Street
  New York, NY 10005
Southeastern Asset
  Management, Inc. .....          (5)                  (5)           682,332(5)        9.6
  6075 Poplar Avenue
  Suite 900
  Memphis, TN 38119
Sasco Capital,
  Incorporated..........          (6)                   --           431,068(6)        6.1
  10 Sasco Hill Road
  Fairfield, CT 06430

                                     AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                        -------------------------------------------------------------------
                          SOLE VOTING          SHARED VOTING
    NAME AND ADDRESS     POWER AND SOLE     POWER AND/OR SHARED                    PERCENT
  OF BENEFICIAL OWNER   INVESTMENT POWER     INVESTMENT POWER        TOTAL         OF CLASS
----------------------------------------    -------------------     --------       --------
Franklin Mutual
  Advisers, Inc. .......      396,722                   --           396,722(7)        5.6
  51 John F. Kennedy
  Parkway
  Short Hills, NJ 07078
Neuberger & Berman
  L.P. .................      127,703              383,705           383,705(8)        5.4
  605 Third Avenue
  New York, NY 10158

---------------
(1) Includes 110,344 shares of Common Stock held by F.M. Kirby as sole trustee of trusts for the benefit of his children; 423,756 shares held by a trust of which Mr. Kirby is co-trustee and primary beneficiary; and 193,628 shares held by trusts for the benefit of his children and his children's descendants as to which Mr. Kirby was granted a proxy and, therefore, had shared voting power. Mr. Kirby disclaims beneficial ownership of the Common Stock held for the benefit of his children and for the benefit of his children and his children's descendants. Mr. Kirby held 177,259 shares directly.

(2) Includes 36,973 shares of Common Stock held by a child of Allan P. Kirby, Jr., as to which Mr. Kirby holds an irrevocable power of attorney; 305,655 shares held by a trust of which Mr. Kirby is co-trustee and beneficiary; and 8,922 shares issuable under stock options granted pursuant to the Directors' Stock Option Plan and the Amended and Restated Directors' Stock Option Plan. Mr. Kirby disclaims beneficial ownership of the Common Stock held by his child. Mr. Kirby held 210,844 shares directly.

(3) Includes 41,067 shares of Common Stock held by Grace Kirby Culbertson as co-trustee of trusts for the benefit of her children; and 210,220 shares held by trusts for the benefit of Mrs. Culbertson and her descendants, of which Mrs. Culbertson is co-trustee. Mrs. Culbertson held 138,317 shares directly.

(4) Prior to her death in 1996, Ann Kirby Kirby had disclaimed being a controlling person or member of a controlling group with respect to the Company, and had declined to supply information with respect to her ownership of Common Stock. Since her death, the family of Mrs. Kirby has declined to supply information with respect to its ownership of the Company's Common Stock; therefore, the Company does not know whether her estate or any beneficiary of her estate beneficially owns more than five percent of its Common Stock. However, Mrs. Kirby filed a statement on Schedule 13D dated April 5, 1982 with the Securities and Exchange Commission reporting beneficial ownership, both direct and indirect through various trusts, of 710,667 shares of the common stock of Alleghany Corporation, a Maryland corporation and the predecessor of the Company ("Old Alleghany"). Upon the liquidation of Old Alleghany in December 1986, stockholders received $43.05 in cash and one share of Common Stock for each share of Old Alleghany common stock. The stock ownership information provided herein as to the estate of Mrs. Kirby is based solely on her statement on Schedule 13D and does not reflect the two-percent stock dividends paid in each of the years 1985 through 1996 by Old Alleghany or the Company; if Mrs. Kirby, her estate and the beneficiaries of her estate had continued to hold in the aggregate 710,667 shares together with all stock dividends received in consequence through the date hereof, the beneficial ownership reported herein would have increased by 190,624 shares.

(5) According to an amendment dated January 31, 1997 to a Schedule 13G statement filed by Southeastern Asset Management, Inc. ("Southeastern"), an investment advisor, Southeastern had sole voting power over 456,114 shares, shared voting power over 145,296 shares and no voting power over 80,922 shares, for a total of 682,332 shares. Its dispositive power with respect to such shares was reported as follows: sole dispositive power over 537,036 shares and shared dispositive power over 145,296 shares. O. Mason Hawkins, Chairman of the Board and Chief Executive Officer of Southeastern, joined in the filing of Southeastern's amendment to its Schedule 13G statement in the event that he could be deemed to be a controlling person of Southeastern as a result of his official positions with, or ownership of, its voting securities. Mr. Hawkins expressly disclaimed such control. Southeastern's amendment to its
    Schedule 13G statement indicated that all shares set forth therein were owned legally by clients of Southeastern and no such shares were owned directly or indirectly by Southeastern or Mr. Hawkins, both of whom disclaimed beneficial ownership of such shares. The statement also indicated that 110,616 shares and 34,680 shares, respectively, over which Southeastern had shared voting and dispositive power were owned by two separate series of Longleaf Partners Funds Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended.

(6) According to a Schedule 13G statement dated January 30, 1997 filed by Sasco Capital, Incorporated ("Sasco"), Sasco had sole voting power over 247,970 shares and sole dispositive power over 431,068 shares.

(7) According to a Schedule 13G statement dated February 12, 1997 filed by Franklin Mutual Advisers, Inc. ("Franklin"), Franklin Resources, Inc. ("FRI") and Charles B. Johnson and Rupert H. Johnson, Jr., Franklin had sole voting power and sole dispositive power over 396,722 shares. The statement indicated that such shares may be deemed to be beneficially owned by Franklin, an investment advisory subsidiary of FRI, and that, under Franklin's advisory contracts, all voting and investment power over such shares was granted to Franklin. The statement also indicated that Messrs. Johnson were the principal shareholders of FRI and that Messrs. Johnson and FRI could be deemed to be the beneficial owners of the shares reported therein. Franklin, FRI, and Messrs. Johnson disclaimed any economic interest or beneficial ownership of such shares.

(8) According to a Schedule 13G statement filed by Neuberger & Berman LLC, a broker-dealer and investment advisor, which statement was most recently amended on February 6, 1997, Neuberger & Berman LLC had sole voting power over 127,703 shares and shared dispositive power over 383,705 shares, which number includes those shares over which it had sole voting power. The statement indicated that Neuberger & Berman LLC was deemed to be a beneficial owner since it had shared power to make decisions whether to retain or dispose of the securities of many unrelated clients, but it disclaimed any economic interest in such securities, stating that its clients were the actual owners of the securities and had the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. None of these clients had an interest that related to five percent or more of these securities.

                           1.  ELECTION OF DIRECTORS

     Pursuant to the Company's certificate of incorporation and by-laws, the Board of Directors is divided into three separate classes of directors, which are required to be as nearly equal as practicable. At each annual meeting of stockholders, one class of directors is elected to a term of three years. The Board of Directors currently consists of nine directors.

     John J. Burns, Jr., Dan R. Carmichael and William K. Lavin have been nominated by the Board of Directors for election as directors at the 1997 Annual Meeting, each to serve for a term of three years, until the 2000 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Messrs. Burns, Carmichael and Lavin were last elected by stockholders of the Company at their Annual Meeting on April 22, 1994.

     Due to the death in January 1997 of John E. Tobin, a director of the Company or Old Alleghany since 1968, there is a vacancy in the class of directors whose term expires at the 1998 Annual Meeting. The Nominating Committee of the Board of Directors recommended Thomas S. Johnson to the Board of Directors, and the Board of Directors has nominated Mr. Johnson, for election as a director at the 1997 Annual Meeting to fill such vacancy. Mr. Johnson will serve until the 1998 Annual Meeting and until his successor is duly elected and qualified. Mr. Johnson was a director of the Company from April 1992 to July 1993; he became Chief Executive Officer of GreenPoint Bank in 1993 and, due to regulatory restrictions applicable to interlocks among depository institutions, which, at that time, included the Company as the owner of Sacramento Savings Bank, was required to resign as a director of the Company. The Company sold Sacramento Savings Bank in 1994, and such regulatory restrictions are no longer applicable.

     Proxies in the enclosed form received from holders of Common Stock will be voted for the election of the four nominees named above as directors of the Company unless stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 1997 Annual Meeting. Thus, those nominees for the term expiring in 2000 who receive the highest, second-highest and third-highest numbers of votes for their election as directors, and the nominee for the term expiring in 1998 who receives the highest number of votes, will be elected, regardless of the number of shares that are not voted for the election of such nominees. Shares with respect to which authority to vote for any nominee or nominees is withheld will not be counted in the total number of shares voted for such nominee or nominees.

     The following information includes the age, the year in which first elected a director of the Company or Old Alleghany, the principal occupation (in italics), and other directorships of each of the nominees named for election as directors, and of the other current directors of the Company whose terms will not expire until 1998 or 1999.

Nominee for Election:                     PHOTO             President, Alleghany Corporation; director,
John J. Burns, Jr.                                          Burlington Northern Santa Fe Corporation,
Age 65                                                      Armco Inc., Chicago Title and Trust Company,
Director since 1968                                         Chicago Title Insurance Company, The Chicago
                                                            Trust Company, Mineral Holdings Inc., World
                                                            Minerals Inc., and Underwriters Re Group,
                                                            Inc. and its subsidiaries. Chairman of the
                                                            Nominating Committee and member of the
                                                            Executive Committee.

Nominee for Election:                     PHOTO             President and Chief Executive Officer, IVANS,
Dan R. Carmichael                                           Inc. (communications technology and
Age 52                                                      remarketer). Chairman of the Compensation
Director since 1993                                         Committee and member of the Audit Committee.

Nominee for Election:                     PHOTO             Financial Consultant. Chairman of the Audit
William K. Lavin                                            Committee and member of the Compensation and
Age 52                                                      Nominating Committees.
Director since 1992

Nominee for Election:                     PHOTO             Chairman and Chief Executive Officer of
Thomas S. Johnson                                           GreenPoint Financial Corp. and its subsidiary
Age 56                                                      GreenPoint Bank (banking); director, R.R.
Director 1992-1993                                          Donnelly & Sons Company and Online Resources
                                                            & Communications Corporation.

Allan P. Kirby, Jr.                       PHOTO             President, Liberty Square, Inc.(investments);
Age 65                                                      management of family and personal affairs;
Director since 1963                                         director, Chicago Title and Trust Company,
Term expires 1998                                           Chicago Title Insurance Company, and The
                                                            Chicago Trust Company. Chairman of the
                                                            Executive Committee.

James F. Will                             PHOTO             Chairman, President and Chief Executive
Age 58                                                      Officer, Armco Inc. (steel manufacturing and
Director since 1992                                         metals processing). Member of the Audit and
Term expires 1998                                           Nominating Committees.

F.M. Kirby                                PHOTO             Chairman of the Board, Alleghany Corporation;
Age 77                                                      director, World Minerals Inc. Member of the
Director since 1958                                         Executive Committee.
Term expires in 1999

Paul F. Woodberry                         PHOTO             Financial Consultant; director, BF
Age 69                                                      Enterprises, Inc., World Minerals Inc.,
Director since 1979                                         Underwriters Re Group, Inc. and its
Term expires in 1999                                        subsidiaries, and Alleghany Properties, Inc.
                                                            and its subsidiary.

Roger Noall                               PHOTO             Executive, KeyCorp (banking); director,
Age 61                                                      Broadway & Seymour, Inc. Member of the
Director since 1996                                         Compensation Committee.
Term expires in 1999

     All of the foregoing persons have had the principal occupations indicated throughout the last five years, except as follows. Mr. Carmichael became President and Chief Executive Officer of IVANS, Inc. on July 15, 1995. Mr. Carmichael served as President and Chief Executive Officer of Anthem Casualty Insurance Group, Inc. from February 1993 until July 15, 1995; he also was President and Chief Executive Officer of The Shelby Insurance Company from January 1987 to February 1993 and from June 1994 to July 15, 1995. The Shelby Insurance Company was owned by the Company from 1986 through 1991. Mr. Lavin served as Vice Chairman of the Board and Chief Executive Officer of Woolworth Corporation (retailing) until September 1994; he served as Chairman of the

Board and Chief Executive Officer from June 30, 1993 to May 1994 and as Executive Vice President -- Finance and Administration and Chief Financial Officer prior thereto. Prior to April 24, 1992, Mr. Will was employed by Cyclops Industries, Inc. (steel manufacturing) as President and Chief Executive Officer. Mr. Will joined Armco Inc. on that date as President and Chief Operating Officer upon the merger of a wholly owned subsidiary of Armco Inc. and Cyclops Industries, Inc., and became President and Chief Executive Officer of Armco Inc. effective January 1, 1994. Mr. Johnson has served as Chairman, President and Chief Executive Officer of GreenPoint Financial Corp. and its subsidiary GreenPoint Bank since August 1, 1993; prior thereto he was a corporate director and investor. Mr. Noall has been an Executive of KeyCorp since January 1, 1997. Mr. Noall served as Senior Executive Vice President and Chief Administrative Officer of KeyCorp from March 1, 1994 to December 31, 1996, and served in the additional positions of General Counsel and Secretary from September 1, 1995 to June 14, 1996. Prior to March 1, 1994, Mr. Noall was Vice Chairman of the Board and Chief Administrative Officer of Society Corporation (banking). Mr. Noall joined KeyCorp on that date upon the merger of Society Corporation and KeyCorp.

     F.M. Kirby and Allan P. Kirby, Jr. are brothers.

     The Board of Directors held eight meetings in 1996. Each director attended more than 75 percent of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he served that were held during the period of his service in 1996.

     The Executive Committee may exercise certain powers of the Board of Directors regarding the management and direction of the business and affairs of the Company when the Board of Directors is not in session. All action taken by the Executive Committee is reported to and reviewed by the Board of Directors.

     The Audit Committee of the Board of Directors reviews and makes reports and recommendations to the Board of Directors with respect to the selection of the independent auditors of the Company and its subsidiaries, the arrangements for and the scope of the audits to be performed by them, and the internal audit activities, accounting procedures and controls of the Company and its subsidiaries, and reviews the annual consolidated financial statements of the Company and its subsidiaries. This committee held three meetings in 1996.

     The Compensation Committee of the Board of Directors reviews the annual recommendations of the chief executive officer and the Chairman of the Board concerning the compensation of officers of the Company and of the most highly paid employees of its division and makes recommendations to the Board of Directors with respect thereto; and reviews the annual adjustments proposed to be made to the compensation of the most highly paid officers of the Company's subsidiaries, reports to the Board of Directors with respect thereto, and makes such recommendations to the Board of Directors with respect thereto as the committee may deem appropriate. This committee, which held four meetings in 1996, also administers the Company's 1983 Long-Term Incentive Plan (under which the right to make awards of incentive compensation terminated on December 31,
1992) and the Company's 1993 Long-Term Incentive Plan.

     The Nominating Committee of the Board of Directors screens candidates and makes recommendations to the Board of Directors as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors. This committee held two meetings in 1996.

            SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of Common Stock as of March 3, 1997 of each of the nominees named for election as a director, each of the other current directors and each of the executive officers named in the Summary Compensation Table below.

                                        AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                              --------------------------------------------------------------
                                SOLE VOTING       SHARED VOTING
                                 POWER AND        POWER AND/OR
          NAME OF             SOLE INVESTMENT   SHARED INVESTMENT                 PERCENT OF
      BENEFICIAL OWNER             POWER              POWER          TOTAL          CLASS
----------------------------  ---------------   -----------------   -------       ----------
John J. Burns, Jr...........       24,322                 --         24,322(1)        0.34
Dan R. Carmichael...........        2,090                 --          2,090(2)(3)     0.03
William K. Lavin............        2,460                 --          2,460(2)        0.03
Thomas S. Johnson...........           --                 --             --           0.00
Allan P. Kirby, Jr..........      562,394                 --        562,394(4)        7.92
James F. Will...............        2,244                 --          2,244(2)        0.03
F.M. Kirby..................      287,603            617,384        904,987(5)       12.73
Paul F. Woodberry...........       11,399             15,635         27,034(2)        0.38
Roger Noall.................        1,086                 --          1,086           0.01
David B. Cuming.............       25,117                 --         25,117           0.35
Robert M. Hart..............        4,108                 --          4,108           0.06
Peter R. Sismondo...........           --              2,911          2,911           0.04

---------------
(1) Includes 954 shares of Common Stock owned by Mr. Burns's wife or daughter. Mr. Burns had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(2) Includes 1,033 shares of Common Stock in the case of Mr. Carmichael, 2,094 shares of Common Stock in the case of Messrs. Lavin and Will, and 7,727 shares of Common Stock in the case of Mr. Woodberry, issuable under stock options granted pursuant to the Directors' Stock Option Plan and the Amended and Restated Directors' Stock Option Plan.

(3) Includes 327 shares of Common Stock owned by Mr. Carmichael's wife or son. Mr. Carmichael had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(4) See Note (2) on page 3.

(5) See Note (1) on page 3.

     All nominees named for election as a director, directors and executive officers as a group (12 persons) beneficially owned 1,558,753 shares, or 21.9 percent, of the outstanding Common Stock (adjusted to include shares of Common Stock issuable upon exercise of stock options); such nominees, directors and executive officers had sole voting and investment power with respect to 921,542 shares, shared voting and/or investment power with respect to 635,930 shares and no voting or investment power with respect to 1,281 shares.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company has determined that, except as set forth below, no person who at any time during 1996 was a director, officer or beneficial owner of more than ten percent of the Company's Common Stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during 1996. Such determination is based solely upon the Company's review of Forms 3, 4 and 5, and written representations that no Form 5 was required, submitted to it during or with respect to 1996. With regard to Ann Kirby Kirby who, prior to her death in 1996, was believed by the Company to be a beneficial owner of more than ten percent of the Company's Common Stock based on her Schedule 13D statement filed with the Securities and Exchange Commission in 1982, the Company had not received any reports from Mrs. Kirby regarding changes in her ownership of the Company's Common Stock, and the family of Mrs. Kirby has declined to supply information with respect to its ownership of the Company's Common Stock; therefore, it does not know whether she, her estate, or any beneficiary of her estate beneficially owned more than ten percent of its Common Stock during 1996 nor whether any such person was required to file reports required by Section 16(a).

                           COMPENSATION OF DIRECTORS

     Each director of the Company who is not an officer thereof receives an annual retainer of $26,000, payable one-half in cash and one-half in shares of the Company's Common Stock as more fully explained below, as well as $1,000 for each board meeting attended in person and $500 for each conference telephone meeting attended. In addition, the Chairman of the Executive Committee receives an annual fee of $25,000, and each other member thereof who is not an officer of the Company receives an annual fee of $7,500. The Chairman of the Audit Committee receives an annual fee of $4,500, and each other member thereof receives an annual fee of $3,600. The Chairman of the Compensation Committee receives an annual fee of $3,500, and each other member thereof receives an annual fee of $3,000. Each member of the Nominating Committee who is not an officer of the Company receives $1,000 for each meeting attended and $500 for each conference telephone meeting attended.

     Pursuant to the Directors' Equity Compensation Plan, each director of the Company who is not an employee of the Company or any of its subsidiaries receives in May of each year his retainer for the following twelve-months' service as a director, exclusive of any per meeting fees, committee fees or expense reimbursements, payable one-half in shares of the Company's Common Stock, based on the market value (as defined in the plan) of such shares, and one-half in cash. On May 10, 1996, each eligible director received sixty-seven shares of Common Stock.

     Pursuant to the Amended and Restated Directors' Stock Option Plan, each director of the Company who is not an employee of the Company or any of its subsidiaries receives annually, as of the first business day after the conclusion of each Annual Meeting of Stockholders of the Company, an option to purchase 1,000 shares of Common Stock (subject to antidilution adjustments) at a price equal to the fair market value (as defined in the plan) of such shares on the date of grant. On April 29, 1996, each such director received an option to purchase 1,000 shares of Common Stock at a price of $194.69 per share.

     Pursuant to the Non-Employee Directors' Retirement Plan, each person who has served as a non-employee director of the Company after July 1, 1990 is entitled to receive, after his retirement from the Board of Directors, an annual retirement benefit payable in cash equal to the annual retainer payable to directors of the Company at the time of such retirement. To be entitled to this benefit, the director must have served as such for at least five years, and must have continued so to serve either until the time he is required to retire by the Company's retirement policy for directors or until he has attained age 70. The benefit is paid from the date of the director's retirement from the Board of Directors until the end of a period equal to his length of service thereon or until his death, whichever occurs sooner.

     Each of the non-employee directors of the combined boards of the Company's subsidiaries Chicago Title and Trust Company and Chicago Title Insurance Company, including Allan P. Kirby, Jr., receives an annual retainer of $15,000 for his services as such, as well as $650 for each board meeting attended. In addition, each non-employee member of the Finance, Audit and Personnel Committees of these boards, including Mr. Kirby, receives $650 for each committee meeting attended. In 1996, Mr. Kirby received a total of $28,000 for services in these capacities.

     Each of the non-employee directors of the Company's subsidiary Underwriters Re Group, Inc. and its subsidiaries, including Mr. Woodberry, receives an annual retainer of $18,000 for his services as such, as well as $750 for each board meeting attended or conference telephone meeting attended. In addition, each non-employee member of the Compensation Committee of these boards, including Mr. Woodberry, receives $750 for each committee meeting attended. In 1996, Mr. Woodberry received a total of $24,000 for services in these capacities. Each of the non-employee directors of the Company's subsidiary Alleghany Properties, Inc. ("API"), including Mr. Woodberry, receives an annual retainer of $10,000 for his services as such. In addition, each non-employee member of the Executive Committee of this board, including Mr. Woodberry, receives an annual retainer of $15,000 for his services as such. In 1996, Mr. Woodberry received a total of $25,000 for services in these capacities. In addition, in 1995 the Company authorized the grant to Mr. Woodberry of a long-term incentive award equal to
1.5 percent of the proceeds in excess of $90 million from the sale of the real estate assets owned by API and its subsidiary. The payment of such incentive will be made twice a year commencing at the end of the year in which such proceeds exceed $90 million, which was the net book value of such assets at the time API acquired such assets in connection with the sale of the Company's former retail banking subsidiary. The incentive will be paid in shares of the Company's Common Stock (valued at $182.47 per share, which is equal to the book value per share of the Common Stock as of December 31, 1995 adjusted for the stock dividend paid in 1996) or, in the discretion of the Compensation Committee, in a combination of Common Stock (as so valued) and cash in an amount not to exceed one-half of such payout. In the event that Mr. Woodberry is terminated as a director of API without cause after a change in control of the Company or after more than 50 percent of the book value of the real estate assets of API has been sold, the incentive shall be paid on the basis of the aggregate of (i) the cash proceeds and book value of non-cash proceeds realized to the date of his termination, plus (ii) the book value or appraised value (depending on the type of asset) of the real estate assets of API remaining unsold on the date of his termination. Mr. Woodberry also provides consulting services to the Company and certain of its subsidiaries and received $290,000 in respect of such services performed in 1996.

                             EXECUTIVE COMPENSATION

     The information under this heading relates to the chief executive officer and the four other most highly compensated executive officers of the Company serving as executive officers at the end of 1996.

                           SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------
                                            ANNUAL COMPENSATION
                                   --------------------------------------      LONG-TERM           ALL
                                                             OTHER ANNUAL       INCENTIVE         OTHER
   NAME AND PRINCIPAL                            BONUS      COMPENSATION      PLAN PAYOUTS     COMPENSATION
        POSITION          YEAR      SALARY        (1)            (2)             (3)(4)            (5)
------------------------  -----    ---------    --------     ------------     ------------     ------------
John J. Burns, Jr.,       1996     $ 610,000    $390,315       $  5,808        $1,048,187        $ 97,725
  President and chief     1995       550,000     586,815        179,110           843,061          86,882
  executive officer       1994       500,000     681,801        331,311           --               78,540

F.M. Kirby,               1996     $ 330,000    $  --          $  6,905        $1,225,910        $ 57,391
  Chairman of the Board   1995       300,000       --            11,347         1,065,727          58,207
                          1994       300,000     183,885         15,060           --               62,499

David B. Cuming,          1996     $ 316,100    $134,452       $  4,586        $  586,622        $ 51,963
  Senior Vice President   1995       287,100     232,702         99,286           402,027          45,907
                          1994       267,100     199,465         73,860           --               41,637

Robert M. Hart,           1996     $ 316,100    $181,445       $ 40,350        $  586,622        $ 51,029
  Senior Vice President   1995       287,100     237,646         89,288           402,027          56,673
  and General Counsel     1994        77,904     197,149         65,627           --               --
  since September 1994
  and Secretary since
  January 1, 1995

Peter R. Sismondo,        1996     $ 154,000    $ 31,572       $  1,491        $  286,210        $ 24,707
  Vice President,         1995       140,000      51,222         18,234           186,425          21,772
  Controller, Assistant   1994       130,000      30,483            114           --               19,627
  Secretary and, since
  January 1, 1995,
  Treasurer

---------------
(1) These amounts represent (i) bonuses paid under the Company's Management Incentive Plan, which is a short-term incentive plan designed to reward officers for achieving specified net earnings per share and/or individual objectives; (ii) for Mr. Hart, an award in 1996 of shares of Common Stock under the Company's 1993 Long-Term Incentive Plan (the "1993 Plan"), valued at $42,050; (iii) for each of Messrs. Burns, Cuming, Hart and Sismondo, an award in 1995 of shares of Common Stock under the 1993 Plan, valued at $196,500, $98,250, $98,250 and $19,650, respectively; and (iv) for each of
    Messrs. Burns, Cuming and Hart, an award in 1994
    of shares of Common Stock under the 1993 Plan valued at $366,094, $73,219 and $73,219, respectively.

(2) These amounts represent payments for reimbursement of taxes, including reimbursement of taxes incurred in respect of the awards of shares of Common Stock under the 1993 Plan, as described in Note (1) above, and the reimbursement itself.

(3) These amounts represent payouts in settlement of performance shares awarded under the Company's 1983 Long-Term Incentive Plan (the "1983 Plan") (or in the case of Mr. Hart, the 1993 Plan). Performance shares entitle the holder thereof to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share, depending upon the average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 1983 Plan or 1993 Plan, as the case may be) in a four-year award period commencing with the year following that in which the performance shares were awarded; payouts have been made one-half in cash and one-half in Common Stock.

(4) There were no payouts of long-term incentive compensation in 1994. The payouts for the award period ending in 1993 would ordinarily have been made in early 1994 but were accelerated into December 1993 in view of the enactment of the Revenue Reconciliation Act of 1993 which removed a cap, formerly at $135,000, on earnings received after December 31, 1993 that would be subject to the Medicare hospital insurance payroll tax payable by the Company and its employees.

(5) The 1996 amounts listed for Messrs. Burns, Kirby, Cuming, Hart and Sismondo include (i) savings benefits of $91,125, $49,313, $47,234, $47,234 and
    $23,013, respectively, credited pursuant to the Company's Deferred Compensation Plan; and (ii) benefits, valued at $3,570, $8,078, $1,699, $765 and $139, respectively, pursuant to Securities and Exchange Commission rules, of life insurance maintained by the Company on their behalf. Such life insurance policies provide a death benefit to an executive officer who is an employee at the time of his death equal to four times (or, in the case of Mr. Kirby, two times) the amount of such executive officer's annual salary at January 1 of the year of his death. The 1996 amounts listed for Messrs. Burns, Cuming, Hart and Sismondo also include compensation of $3,030, $3,030, $3,030 and $1,555, respectively, in respect of other insurance coverage.

                   LONG-TERM INCENTIVE PLAN -- AWARDS IN 1996

                                                      PERFORMANCE
                                                       OR OTHER            ESTIMATED FUTURE PAYOUTS
                                      NUMBER OF         PERIOD                  UNDER NON-STOCK
                                       SHARES,           UNTIL                 PRICE-BASED PLANS
                                       UNITS OR       MATURATION      -----------------------------------
               NAME                  OTHER RIGHTS      OR PAYOUT      THRESHOLD     TARGET      MAXIMUM
-----------------------------------  ------------     -----------     ---------     ------     ----------
John J. Burns, Jr.                      24,000(1)      1996-1999      $645,600        --       $7,512,000
F.M. Kirby                                  --                --            --        --               --
David B. Cuming                          2,148(2)      1997-2000      $  1,129        --       $  451,617
Robert M. Hart                           2,148(2)      1997-2000      $  1,129        --       $  451,617
Peter R. Sismondo                        1,103(2)      1997-2000      $    580        --       $  231,905

---------------
(1) This amount represents a special award of performance shares under the 1993 Plan to Mr. Burns. Such amount does not reflect antidilution adjustments made in respect of the dividend of one share of Common Stock for every 50 shares of Common Stock outstanding, to be paid by the Company on April 25, 1997 to stockholders of record at the close of business on April 1, 1997. The payout of these performance shares will be made one-half in cash and one-half in Common Stock up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share awarded. The maximum payout in respect of one-half of such award will be made if the closing market price of the Common Stock for each of any twenty consecutive trading days ending on or before December 31, 1999 and occurring while Mr. Burns is chief executive officer of the Company equals or exceeds $312, and no payout will be made if such closing market price does not equal or exceed $269. The maximum payout in respect of the remaining one-half of such award will be made if stockholders' equity per share of Common Stock equals or exceeds $314 as at the end of any year ending on or before December 31, 1999 and while Mr. Burns is chief executive officer of the Company, and no payout will be made if such stockholders' equity per share of Common Stock does not equal or exceed $272. The payout for market prices between $269 and $312, and for stockholders' equity per share of Common Stock between $272 and $314, will be determined by interpolation. Upon fulfillment of the performance conditions, the payout in respect of 15,000 of such performance shares will be made at any time at the election of Mr. Burns, and the payout in respect of the remaining 9,000 performance shares will be deferred until the month after Mr. Burns ceases to be an officer of the Company or, at his option, later. There is no estimated future target payout because under the 1993 Plan no performance target for these performance shares is specified.

(2) These amounts represent performance shares awarded under the Company's 1993 Plan. Such amounts do not reflect antidilution adjustments made in respect of the dividend of one share of Common Stock for every 50 shares of Common Stock outstanding, to be paid by the Company on April 25, 1997 to stockholders of record at the close of business on April 1, 1997. These performance shares entitle the holder thereof to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share awarded. Maximum payouts will be made in respect of these performance shares only if average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 1993 Plan) equals or exceeds 12 percent in the award period, measured from a base of $11.38, and no payouts will be made if such growth is 8 percent or less; payouts for growth between 8 percent and 12 percent will be determined by interpolation. There is no estimated future target payout because under the 1993 Plan no performance target for these performance shares is specified. The Compensation Committee granted to Mr. Burns in February 1997, instead of December 1996, an award of 4,517 performance shares with performance criteria as described above, in order to qualify the award pursuant to the 1993 Plan as "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and thus to preserve the Company's right to a tax deduction in respect of such compensation.

                               PENSION PLAN TABLE

     The Company's Retirement Plan provides for designated employees, including all of its current executive officers, retirement benefits in the form of an annuity for the participant's life or, alternatively, actuarially equivalent forms of benefit, including a lump sum.

     The annual retirement benefit under the Company's Retirement Plan, if paid in the form of a life annuity to a participant who retires on reaching age 65 with 15 or more years of service, is equal to 52.7625 percent of the participant's average salary, which is defined as the highest average annual base salary (the amount that would appear in the salary column of the Summary Compensation Table for the relevant years) over a consecutive three-year period during the last ten years of employment; however, such benefit is reduced by
33.5 percent of his unreduced primary Social Security benefit and by 67 percent of his accrued benefit under a previously terminated retirement plan of the

Company. In the event a participant becomes totally disabled prior to retirement, such participant's annual base salary shall equal his annual base salary at the time of disability adjusted annually for inflation, and such participant's period of disability will be treated as continued employment for all purposes under the Retirement Plan, including determining his years of service.

     Since the funds accumulated under the Company's Retirement Plan to provide for each participant's annual retirement benefit are currently taxable to each participant, the plan provides for the payment to the appropriate tax authorities as withholding tax on behalf of each participant of an amount equal to the income and employment tax liabilities imposed upon the participant by reason of his participation in the plan. As a result, benefits payable in the form of a lump sum are not taxable at the time of payment. Benefits payable in the form of an annuity are taxable in part; the Retirement Plan provides that such benefits will be increased to offset the impact of any such tax liability, and the estimated benefits set forth in the table below include an estimate of such increase.

     A participant may retire as early as age 55, but the benefit payable at that time will be reduced to reflect the commencement of benefit payments prior to age 65. The benefit payable to a participant who retires after age 65 is increased to reflect salary increases and additional years of service through the actual date of retirement and the decreased period over which the normal retirement benefit will be paid. The Retirement Plan also provides that a participant over age 65 who is still in the employ of the Company may elect prior to the actual date of retirement to receive the benefits to which he would have been entitled had he retired on the date of such election. Pursuant to this provision, Mr. Kirby elected in 1996 to receive his benefits under, and no longer participates in, the Retirement Plan.

     The following table shows the estimated annual retirement benefit payable under the Company's Retirement Plan (without giving effect to the Social Security offset or the offset for benefits accrued under the previously terminated retirement plan) to a participant who, upon retirement on January 1, 1997 at age 65, had achieved the average salary and years of service indicated. The amounts shown assume payment in the form of a straight life annuity.

                                                      YEARS OF SERVICE
                         AVERAGE                  -------------------------
                          SALARY                     10          15 OR MORE
          --------------------------------------  --------       ----------
          $125,000..............................  $ 53,788        $  80,682
           150,000..............................    64,546           96,819
           175,000..............................    75,303          112,955
           200,000..............................    86,061          129,091
           225,000..............................    96,819          145,228
           250,000..............................   107,576          161,364
           300,000..............................   129,091          193,637
           400,000..............................   172,122          258,183
           450,000..............................   193,637          290,456
           500,000..............................   215,152          322,729
           600,000..............................   258,183          387,274
           700,000..............................   301,213          451,820
           800,000..............................   344,244          516,366

     As of December 31, 1996, the credited years of service for Messrs. Burns, Cuming, Hart and Sismondo were 28.8, 20, 7 and 9, respectively. As of December 31, 1996, the average salary of each of Messrs. Burns, Cuming, Hart and Sismondo for purposes of the Retirement Plan was $552,500, $289,697, $289,697, and $141,139, respectively.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee of the Board of Directors are Dan R. Carmichael, William K. Lavin and Roger Noall. Mr. Carmichael was President and Chief Executive Officer of the Shelby Insurance Company from January 1987 to February 1993 and from June 1994 to July 15, 1995; the Company owned The Shelby Insurance Company from 1986 through 1991.

     John J. Burns, Jr., the Company's President and chief executive officer, served on the Compensation Committee of the Board of Directors of Armco Inc. ("Armco") until April 26, 1996. James F. Will, who is a director of the Company, is President and Chief Executive Officer and a director of Armco.

     As of March 3, 1997, the Company and its subsidiaries owned 5,643,355 shares of Armco common stock, or 5.3 percent of the outstanding common stock of Armco. A portion of such shares was acquired upon the merger in April 1992 of Cyclops Industries, Inc., formerly a wholly owned subsidiary of the Company, into a wholly owned subsidiary of Armco. As a condition of the merger, the Company and certain of its affiliates agreed to refrain from acquiring more than 15 percent of the outstanding voting securities of Armco for five years from the date of the merger.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is currently composed of the three non-employee directors whose names appear at the end of this report.

     An important objective of the Compensation Committee is to ensure that the compensation practices of the Company are competitive and effectively designed to attract, retain and motivate highly-qualified personnel. In performing its functions, the Compensation Committee in recent years has obtained and utilized information and advice furnished by a recognized national compensation consulting firm.

     Compensation paid to the executive officers of the Company in 1994, 1995 and 1996 consisted chiefly of salary, cash bonuses under the Management Incentive Plan which in large part were tied to the financial results of the Company, and payouts of cash and Common Stock under the Company's 1983 Plan and 1993 Plan* which were tied both to the price of the Common Stock and to the financial results of the Company. These compensation practices help to link the interests of the Company's executive officers with the interests of the Company's stockholders.

Annual Compensation

     Salary adjustments for executive officers are generally made annually, and are based on salaries for the prior year, executive salary movements nationally, individual performance, length of service and internal comparability considerations.

     Annual cash bonuses are paid to executive officers under the Company's Management Incentive Plan (except that Mr. Kirby did not receive any such bonuses in respect of 1995 or 1996). This plan is designed to reward officers for the achievement of specified corporate and/or individual objectives. Bonus opportunities for 1994, 1995 and 1996 were adjusted from the prior year in proportion to changes in salaries. Bonus opportunities for executive officers of the Company as a percentage of salaries are believed to be modest relative to prevailing practices in a broad cross-section of American industry and

---------------

* The 1993 Plan replaced, and is substantially similar to, the Company's 1983 Plan.

reflect the Company's policy of emphasizing long-term corporate performance and long-term incentive compensation.

     For 1996, the portion of the cash bonus opportunities which depended on corporate objectives ranged from 80 percent of Mr. Burns's bonus opportunity to 50 percent of the cash bonus opportunity of the most junior executive officer of the Company. The corporate objective under the Management Incentive Plan was the achievement by the Company of a specified level of net earnings per share, which was based on the planned net earnings per share for the year as approved by the Board of Directors and included in the Alleghany Corporation Strategic Plan 1996-2000. Target amounts were to be earned if plan net earnings per share were achieved, and maximum amounts were to be earned at 110 percent of plan. For any amounts to be earned, net earnings per share were required to exceed 80 percent of plan. The Company's net earnings per share approximated plan net earnings per share for 1996, as adjusted; therefore, amounts approximately equal to the target amounts were earned on the portion of the cash bonus opportunities that was dependent on corporate objectives.

     The remainder of the cash bonus opportunities of the executive officers of the Company for 1996 was based on achievement of individual objectives. Individual objectives for the executive officers of the Company (other than Mr. Burns) were determined, and the performance of such officers was assessed, by the chief executive officer. Individual objectives for Mr. Burns were determined, and his performance was assessed, by the Board of Directors upon the recommendation of the Compensation Committee, which received the recommendation of the Chairman of the Board with respect thereto. No amount was authorized in respect of Mr. Burns's individual objective for 1996 since such objectives were not achieved.

Long-Term Incentive Compensation

     In addition to annual compensation, the Company provides long-term incentive compensation to its executive officers pursuant to awards under the 1993 Plan (except that Mr. Kirby did not receive any such awards in 1994, 1995 or 1996). This plan provides for long-term incentives based upon objective, quantifiable measures of the Company's performance over a period of time. Most of the long-term incentive awards to the Company's executive officers have been made in the form of performance shares, which entitle the holder thereof to payouts in cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share awarded. Payouts have been generally made one-half in cash and one-half in Common Stock. Maximum payouts with respect to currently outstanding performance shares will be made only if average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 1993 Plan and the 1983 Plan) equals or exceeds 12 percent as measured from a specified base in the four-year award period commencing with the year following that in which the performance shares were awarded, and no payouts will be made if such growth is 8 percent or less; payouts for growth between 8 percent and 12 percent will be determined by interpolation. The Board of Directors and its Compensation Committee have provided for antidilution adjustments with respect to performance shares. The specified base Earnings Per Share is determined by reference to the projected earnings per share for the year in which the performance shares were awarded, as adjusted to eliminate certain non-recurring items. Subject to certain limitations, the Compensation Committee may provide for adjustments in the cash and/or Common Stock to be paid with respect to performance share awards in order to adjust for the effect upon Earnings Per Share of transactions of an extraordinary, unusual or non-recurring nature, capital gains, or any purchase, pooling of interests, disposal or discontinuance of any operations, change in accounting rules or practices, retroactive restatement of earnings, or the like.

     In determining the number of performance shares awarded each year, the Compensation Committee has sought to achieve reasonable continuity in awards from prior years. Also, the Compensation Committee considers changes in salaries and the price of Common Stock. The number of performance shares awarded to an executive officer in 1996 for the 1997-2000 award period was determined by adjusting the prior year's award for changes in his salary from 1996 to 1997 and the price of the Common Stock from late 1995 to late 1996.

     In the case of the Company's most senior executive officers, long-term incentive compensation opportunities are believed to be close to the prevailing practices in a broad cross-section of American industry; in the case of the Company's most junior executive officer, such opportunity is believed to be somewhat more generous than such prevailing practices. The awards reflect the Company's policy of emphasizing long-term corporate performance and long-term incentive compensation opportunities over short-term results and short-term incentive compensation opportunities.

     In 1996, the Compensation Committee granted a special award of 24,000 performance shares for the 1996-99 award period to Mr. Burns, to reward his continuing contributions to the Company and to ensure his retention until such time as he is succeeded. The terms of such performance shares, the value of which depends upon significant growth in the market value of the Common Stock and stockholders' equity per share of Common Stock, are consistent with similar arrangements of comparable public companies. Such terms are more fully described in Note (1) to the table relating to long-term incentive awards.

     In 1996, the Compensation Committee also made a special tax paid grant under the 1993 Plan to Mr. Hart in recognition of his special accomplishments in 1996 (which grant is reflected in the columns labelled "Bonus" and "Other Annual Compensation" in the Summary Compensation Table).

Section 162(m) of the Internal Revenue Code of 1986

     The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended. Section 162(m), which became effective for tax years beginning January 1, 1994, disallows a deduction to the Company for any compensation paid to a "covered employee" in excess of $1 million per year, subject to certain exceptions. In general, "covered employees" include the chief executive officer and the four other most highly compensated executive officers of the Company who are in the employ of the Company and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for "performance-based compensation." Those requirements include the establishment of objective performance goals by a committee of the Board of Directors composed solely of two or more outside directors, stockholder approval of the material terms of the performance goals under which the compensation is to be paid prior to payment of such compensation, and certification by the committee that the performance goals have been achieved. While the Compensation Committee believes that the Company should seek to obtain maximum deductibility of compensation paid to executive officers, the Compensation Committee also believes that the interests of the Company and its stockholders are best served by assuring that appropriate compensation arrangements are established to retain and incentivize executive officers.

     The Compensation Committee has endeavored, to the extent it deems consistent with the best interests of the Company and its stockholders, to cause awards of long-term incentive compensation to qualify as "performance-based compensation." To that end, the 1993 Plan was amended, and submitted to and approved by the stockholders of the Company at the 1995 Annual Meeting of Stockholders, so that compensation payable pursuant to certain long-term incentive awards under the 1993 Plan as amended may qualify for deductibility under Section 162(m). All of the performance shares awarded in 1996 to Messrs. Cuming and Hart described in Note (2) to the table relating to long-term incentive awards are intended to qualify as "performance-based compensation" for purposes of Section 162(m). Of the 24,000 performance shares awarded to Mr. Burns in 1996 and described in Note (1) to such table, 15,000 performance shares, the maximum number permitted to be awarded as "performance-based compensation" to a participant in any calendar year under the 1993 Plan, are also intended to so qualify; the Company believes that the deferred payout of the remaining 9,000 performance shares will preserve the Company's deduction for compensation in respect thereof. As described in Note (2) to such table, the Compensation Committee granted an award of performance shares to Mr. Burns in February 1997, instead of December 1996, in order to qualify such award as "performance-based compensation" for purposes of Section 162(m).

     The Compensation Committee does not currently intend to structure the annual cash bonuses under the Management Incentive Plan to comply with Section 162(m). Such bonuses do not meet the requirement of Section 162(m) that they be payable "solely on account of the attainment of one or more preestablished, objective performance goals," since in most cases such bonuses also have subjective performance goals. In addition, the performance goals under the Management Incentive Plan were not submitted for the approval of the stockholders of the Company, as required by Section 162(m). The Compensation Committee believes the annual cash bonuses, as currently structured, best serve the interests of the Company and its stockholders by allowing the Company to recognize an executive officer's contribution.

     With respect to other compensation that may be paid to executive officers of the Company in the future, the Compensation Committee will consider the requirements of Section 162(m) and will make determinations based upon the best interests of the Company and its stockholders.

Other Benefits

     The Company also provides to its executive officers other benefits, such as retirement income, death benefits and savings credits, including those described elsewhere in this proxy statement. The amounts of these benefits generally are tied directly to salaries, as variously defined in the relevant plans. Such additional benefits are believed to be typical of the benefits provided by other public companies to their executives.

                                              Dan R. Carmichael
                                              William K. Lavin
                                              Roger Noall

                                              Compensation Committee
                                              of the Board of Directors

                               PERFORMANCE GRAPH

     The following graph compares for the years 1992-96 the cumulative total stockholder return on the Common Stock, the cumulative total return on the Standard & Poor's 500 Stock Index (the "S&P 500") and the cumulative total return on the common stock of two groups of "peer" issuers.

     The Company is a moderately diversified business enterprise with the majority of its revenues currently generated by its title insurance and reinsurance operations and most of the remainder from its industrial minerals and steel fastener operations. Except for the steel fastener operations, all of these businesses were acquired within the last twelve years and are conducted through subsidiaries.

     "Peer" issuers for the Company are publicly held, diversified financial services companies which have been selected for their similarities to the Company in terms of lines of business, recent history of acquisitions and dispositions, holding company structure and/or concentration of ownership, although any "peer" issuer, in the Company's view, would be significantly different from other "peer" issuers and from the Company due to the individual character of its business. In past years, the Company had compared its performance to a group of "peer" issuers that, in addition to the Company, consisted of American Express Company, Loews Corporation, Old Republic International Corp., Transamerica Corporation, Lincoln National Corporation and American Financial Group, Inc. (collectively, the "Old Peer Group"), as well as ITT Corporation and Kemper Corporation.

     In December 1995, ITT Corporation was divided into three public companies that separately conduct the businesses formerly conducted by ITT Corporation. In March 1996, Kemper Corporation was acquired by Zurich Insurance Group. As a result, these companies were no longer able to be included in the group of "peer" issuers for the Company. In addition, American Express Company no longer satisfies the selection criteria outlined above due to the nature of the business now conducted by it and its relative size in comparison to the Company. Accordingly, the Company has constructed a new group of "peer" issuers which, in addition to the Company, consists of Loews Corporation, Old Republic International Corp., Transamerica Corporation, Lincoln National Corporation, American Financial Group, Inc. and Reliance Group Holdings, Inc. (collectively, the "New Peer Group").

     The Company has also determined that, in connection with such change in the group of "peer" issuers, it will change the assumption it uses with respect to the reinvestment of dividends to one which it believes is more commonly used in such graphs by other companies, as described below.

      MEASUREMENT PERIOD                                           OLD PEER        NEW PEER
    (FISCAL YEAR COVERED)         ALLEGHANY        S&P 500          GROUP           GROUP
1991                             $      100      $       100     $        100    $         100
1992                             $   122.91      $    107.62     $     119.93    $      120.97
1993                             $    134.5      $    118.46     $     135.19    $      123.66
1994                             $   145.32      $    120.03     $     136.18    $      111.32
1995                             $   193.08      $    165.13     $     206.91    $      180.09
1996                             $   210.87      $    203.05     $     259.55    $      205.57

     The foregoing performance graph is based on the following assumptions: (i) in the case of the Old Peer Group, cash dividends are reinvested at the end of the month in which such dividends are received and, in the case of the New Peer Group, cash dividends are reinvested on the ex-dividend date in respect of such dividend; (ii) the Company's annual two-percent stock dividends are included in the cumulative total stockholder return on the Common Stock; and (iii) total returns on the common stock of "peer" issuers are weighted by stock market capitalization at the beginning of each year.

             2.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP, independent certified public accountants, as independent auditors for the Company for the year 1997. A resolution will be submitted to stockholders at the meeting for ratification of such selection. Although ratification by stockholders is not a prerequisite to the ability of the

Board of Directors to select KPMG Peat Marwick LLP as the Company's independent auditors, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of KPMG Peat Marwick LLP, the selection of independent auditors will be reconsidered by the Board of Directors; however, the Board of Directors may select KPMG Peat Marwick LLP notwithstanding the failure of the stockholders to ratify its selection.

     The Board of Directors recommends a vote "FOR" this resolution. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a contrary vote. The resolution may be adopted by a majority of the votes cast with respect thereto.

     KPMG Peat Marwick LLP were Old Alleghany's independent auditors since 1947 and the Company's independent auditors since its incorporation in November 1984.

     It is expected that a representative of KPMG Peat Marwick LLP will be present at the meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

             3.  ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     As of the date of this statement, the Board of Directors knows of no business that will be presented for consideration at the meeting other than that referred to above. As to other business, if any, that may come before the meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

                     STOCKHOLDER NOMINATIONS AND PROPOSALS

     The Nominating Committee of the Board of Directors will receive at any time and will consider from time to time suggestions from stockholders as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors.

     The Company's by-laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated by or at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted by or at the direction of the Board of Directors), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 30 days prior to the meeting. A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

     In accordance with the rules of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company by November 24, 1997 in order for the proposal to be considered for inclusion in the Company's notice of meeting, proxy statement and proxy relating to the 1998 Annual Meeting, scheduled for Friday, April 24, 1998.

                             ADDITIONAL INFORMATION

     At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of the Company or by appearance at the meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Common Stock on the record date must be present in person or represented by proxy for the transaction of business at the 1997 Annual Meeting.

     Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company. The Company has retained Kissel-Blake Inc. to aid in the solicitation of proxies, and for its services the Company expects to pay fees of approximately $8,000 plus expenses.

                                              By order of the Board of Directors

                                                        ROBERT M. HART

                                                Senior Vice President, General
                                                           Counsel
                                                        and Secretary
March 24, 1997

                            ALLEGHANY CORPORATION

                  PROXY FOR ANNUAL MEETING ON APRIL 25,1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints F. M. Kirby, John J. Burns, Jr. and Robert
M. Hart proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at the Chase Manhattan Bank, 270 Park Avenue, Eleventh Floor, Room C, New York, New York, on Friday, April 25, 1997 at 2:00 p.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.

      IMPORTANT-THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

PROXY

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

      A VOTE FOR ITEMS 1 AND 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS


                                                                        For All
                                                     For    Withhold     Except

1. Election of Directors                             / /       / /        / /

   John J. Burns, Jr.      Dan R. Carmichael
   William K. Lavin        Thomas S. Johnson

   INSTRUCTIONS: To withhold authority to vote for an individual nominee, write that nominee's name in the following space:

   ----------------------------------------------------------------------------


                                                     For     Against    Abstain

2. Ratification of appointment of KPMG               / /       / /        / /
   Peat Marwick LLP as independent auditors for the year 1997.


                                             Dated:                      , 1997
                                                   ----------------------

--------------------------------------- ---------------------------------------
Signature                               Signature

Please sign exactly as your name or names appear hereon. For joint accounts, both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.